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                                                                   Exhibit 10.16



                              Zions Bancorporation
                      Senior Management Value Sharing Plan
                             Award Period: 1997-2000

Objective:

        To provide an ongoing multi-year incentive for the senior managers of Zions Bancorporation and its subsidiaries which:

        A. Focuses managers' attention on the creation of long-term shareholder value;

        B. Creates an incentive that promotes teamwork across departments and subsidiaries, and which encourages managers to balance profit center accountability with Company-wide goals; and,

        C. Complements the short-range annual bonuses which reflect the achievement of annual objectives and the Company's short-term profitability.

Eligibility:

        Participants in the Plan shall consist of the senior management group (and certain other key managers) of the Company and its major subsidiaries. Participants for each Award Period shall be specifically identified by the Company's Board of Directors (the "Board") or its Executive Compensation Committee (the "Committee").

Allocation of Awards:

        It is anticipated that during the first quarter of each year in which the Plan operates, the Board of Directors shall approve the establishment of a pool of Award Funds to be generated during the Award Period, according to the general formula outlined below. Participants shall be designated by the Board or the Committee. Claims against the pool of Award Funds for each Award Period shall be represented by Participation Units ("PU's"), and each participant shall be allocated a specific number of PU's by the Committee. The PU's shall represent a pro-rata claim, in proportion to the total PU's designated for that Award Period, on any Award Funds generated by the Plan during the Award Period.

Term:

        Each Award Period shall consist of a continuous four-calendar-year period. The Plan is intended to constitute a "moving four-year-average" incentive plan, with the anticipation that a new Award Period would be designated each year, with multiple Award Periods overlapping one another. Nevertheless, the establishment of a new Award Period each year is subject to the Board's discretion.



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Determination of Award Funds:

        The amount of Award Funds in the pool for each Award Period shall be a function of the Aggregate Cash Earnings Per Share ("ACEPS") during the Award Period, together with the mathematical Average Modified Cash Return on Shareholders' Equity ("AMCROE") for each of the four years in the Award Period,

        Aggregate Cash Earnings Per Share ("ACEPS") shall be defined as the aggregate, over the four year Award Period, of each year's earnings per share available to common shareholders, plus the current period after-tax-equivalent cost per share of amortization of goodwill and core deposit intangible assets for such goodwill and core deposit intangible assets created subsequent to December 31, 1996.

        Average Modified Cash Return on Equity ("AMCROE") shall be defined as the average, for each of the four years in the Award Period, of the Company's Net Cash Income divided by the average Modified Tangible Equity. Net Cash Income shall mean the net income available to common shareholders, plus the current period after-tax equivalent cost of the amortization of goodwill and core deposit intangible assets for such goodwill and core deposit intangible assets created subsequent to December 31, 1996. Modified Tangible Equity shall mean total common shareholders' equity, less goodwill and core deposit intangible assets created subsequent to December 31, 1996 with the exception of such goodwill or core deposit intangible assets as arise as a result of acquisitions of businesses, stock or deposits for cash. (In cases where businesses, stock or deposits are acquired for a combination of cash or Zions' stock, goodwill or core deposit intangible assets created shall be deducted from total common shareholders' equity only to the extent that such items exceed the total value of Zions' shares issued in the transaction).

        Each year, the Committee shall establish minimum targets for AMCROE and ACEPS for the Award Period. These minimum targets would both be required to be reached in order for any Award Funds to be earned. Additionally, the Committee may designate Award Fund allocation amounts based upon the achievement of higher levels of AMCROE, with upward adjustments possible if higher levels of ACEPS are achieved. The Committee may also designate other conditions and adjustment factors to ensure the Plan's integrity and consistency with shareholder and depositor interests.

        The 1997-2000 Award Period formula for the determination of the value of PU's is as indicated in the Appendix.

        For the 1997-2000 Award Period, the following parameters shall be established, and adjustments made to the Company's earnings calculations, for purposes of determining Award Funds available under the Plan:

        1) The Plan is intended to create an incentive for increasing shareholder value. However, this is not to be accomplished by reducing capital levels or assuming extraordinary or unwarranted risks. Accordingly, it is expected that total risk-based capital levels shall be maintained at a level at least 125% of regulatory requirements.



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        2) The Company's reserve levels are to be conservatively maintained. To the extent that the consolidated Allowance for Loan and Lease Losses is less than 110% of the peer group level, as expressed in terms of reserves/non-current loans as reported in the most current Uniform Bank Performance Report available at December 31, 2000, an appropriate adjustment shall be made to after-tax earnings (for purposes of calculating Award Funds only) to compensate for any deficit relative to the 110% minimum target level. Actual reserve levels are, of course, subject to the Board and/or regulatory decisions. No upward adjustments shall be made in "pro forma" earnings in the event actual reserve levels exceed 110% of the peer group target.

        3) Unless determined otherwise by the Board, in the event of any merger involving an acquisition by Zions for the exchange of Zions' shares in a pooling-of-interests transaction, earnings per share prior to the acquisition date shall, for the purpose of calculating AEPS during the Award Period, be determined using Zions' un-restated numbers.

Other Terms and Conditions:

        The Plan is to be governed and interpreted by the Committee, whose decisions shall be final. The terms of the Plan are subject to change or termination at their sole discretion.

        The Company shall retain the right to withhold payment of Award Funds to participants in the event of a significant deterioration in the Company's financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

        Participants shall not vest in any benefits available under the Plan until the conclusion of each Award Period. Nevertheless, upon death, permanent disability, or normal or early retirement (unless upon early retirement the participant becomes employed by an entity which competes with Zions Bancorporation), participants (or their estates) shall be eligible to receive a proportionate share of Award Funds based upon the number of PU's granted, and the number of full calendar quarters the participant was engaged as an officer of the Company or its subsidiaries prior to death, disability, or retirement.

        The PU's shall not transferable without the express approval of the Committee.

        In the event of the merger or acquisition of the Company, the Plan may be terminated as of the end of the fiscal quarter preceding the first full quarter before the transaction is consummated. The Board may make any reasonable estimates or adjustments necessary in calculating Award Funds for any Award Period. The Board may also, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

        This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.


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        Earnings per share calculations shall be adjusted to reflect any stock splits, stock dividends, or other such changes in capitalization, at the discretion of the Committee.

        The award of PU's to any participant shall not confer any right with respect to continuance of employment by the Company or its subsidiaries, nor limit in any way the right of the Company to terminate his or her employment at any time, with or without cause.



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                                    APPENDIX

               ZIONS BANCORPORATION VALUE-SHARING PLAN: 1997-2000

                     Calculation of Participation Unit Value

Aggregate Cash Earnings Per Share ("ACEPS")

If the ACEPS is:

                                                 The basic value of a
Over-                    But not over-           Participation Unit is-
-----------------------------------------------------------------------
$7.74                    $7.93                   $.347 plus $.037        per each cent of the
                                                                         amount over $7.74

$7.93                    $8.13                   $1.053 plus $.054       per each cent of the
                                                                         amount over $7.93

$8.13                    $8.33                   $2.140 plus $.074       per each cent of the
                                                                         amount over $8.13

$8.33                    $8.53                   $3.607 plus $.094       per each cent of the
                                                                         amount over $8.33

$8.53                    $8.74                   $5.487 plus $.109       per each cent of the
                                                                         amount over $8.53

$8.74                    $8.95                   $7.780 plus $.130       per each cent of the
                                                                         amount over $8.74

$8.95                    $9.16                   $10.507 plus $.151      per each cent of the
                                                                         amount over $8.95

$9.16                    $9.38                   $13.680 plus $.165      per each cent of the
                                                                         amount over $9.16

$9.38                    $9.60                   $17.327 plus $.187      per each cent of the
                                                                         amount over $9.38

$9.60                    $9.83                   $21.447 plus $.201      per each cent of the
                                                                         amount over $9.60

$9.83                    $10.06                  $26.067 plus $.223      per each cent of the
                                                                         amount over $9.83

$10.06                   $10.29                  $31.207 plus $.246      per each cent of the
                                                                         amount over $10.06

$10.29                   $10.53                  $36.873 plus $.216      per each cent of the
                                                                         amount over $10.29

$10.53                   $10.77                  $42.067 plus $.201      per each cent of the
                                                                         amount over $10.53

$10.77                   $11.02                  $46.873 plus $.176      per each cent of the
                                                                         amount over $10.77

$11.02                   $11.28                  $51.287 plus $.154      per each cent of the
                                                                         amount over $11.02

$11.28                   $11.53                  $55.273 plus $.142      per each cent of the

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
                                                                         amount over $11.28
$11.53                   $11.79                  $58.883 plus $.119      per each cent of the
                                                                         amount over $11.53

$11.79                   $12.06                  $61.933 plus $.098      per each cent of the
                                                                         amount over $11.79

$12.06                   $12.33                  $64.567 plus $.079      per each cent of the
                                                                         amount over $12.06

$12.33                                           $66.707


Average Modified Cash Return on Equity ("AMCROE") Modifier:

        The basic Participation Unit value determined above shall be adjusted as follows:

o If AMCROE for 1997-2000 is less than 14.00%, the Participation Units shall have no value.

o If AMCROE is equal to or greater than 14.00% but less than 17.00%, the basic value of a Participation Unit shall be multiplied by a factor of 1.00.

o If AMCROE is equal to or greater than 17.00% but less than 22.00%, the basic value of a Participation Unit shall be multiplied by the following factor: 1+(AMCROE-.17)6.60.

o If AMCROE is 22.00% or more, the basic value of a Participation Unit shall be multiplied by 1.33.

Example: If ACEPS is $10.03 and AMCROE is 20.07, each Participation Unit would be worth $36.71.

          [$26.067+100($10.03-$9.83)$.223]X[1+(.2007-.17)6.6] = $36.71